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                                                                      EXHIBIT 1

                            SHARE PURCHASE AGREEMENT

      This Share Purchase Agreement (the "Agreement") made this 14th day of March, 1997, between Marcella M. Egly Turner, as sole Trustee of the EGLY FAMILY TRUST U/A DATED MAY 31, 1977, 7051 North 23rd Place, Phoenix, Arizona 85020 ("Seller"), WESTERN INSULATED GLASS, CO., an Arizona corporation, 5621 South 25th Street, Phoenix, Arizona 85040 (the "Corporation"), BENNY J. ELLIS, 637 Leah Lane, Gilbert, Arizona 85234 ("Ellis"), and FORTE COMPUTER EASY, INC., a Utah corporation, 100 South Broadway Avenue, Salem, Ohio 44460 ("Buyer").

                                    RECITALS

      A. The Corporation is in the business of designing, manufacturing and selling insulated windows and doors (the "Business"), and Seller is the legal owner of 90,000 shares of voting common stock of the Corporation, having its principal place of business at 5621 South 25th Street, Phoenix, Arizona 85040;

      B. There are 1,000,000 authorized shares of voting common stock of the Corporation and 90,000 of these shares are issued and currently are outstanding. Seller's shares (the "Shares") constitute one hundred percent (100%) of the authorized, issued and outstanding shares of common stock of the Corporation;

      C. There are 2,000,000 authorized shares of preferred stock and 1,620,000 shares of the preferred stock were redeemed by the Corporation from Seller on July 8, 1984 (the "Redeemed Shares"), which shares are currently subject to the terms and conditions of that certain Pledge and Security Agreement dated July 8, 1984 (wherein the Corporation is the named pledgor and the Seller the named pledgee) which has been given to secure repayment of that certain Promissory Note dated July 8, 1984 in the original principal amount of $1,519,000.00 wherein the Corporation is the named maker and the Seller is the named payee ("Redemption Note");

      D. In addition to the Shares, there are 90,000 shares of common stock redeemed by the Corporation from Seller on July 8, 1984 (the "Redeemed Shares"), which shares are currently subject to the terms and conditions of that certain Pledge and Security Agreement dated July 8, 1984 (wherein the Corporation is the named pledgor and the Seller the named pledgee) which has been given to secure repayment of the Redemption Note;

      E. Seller desires to sell all of its Shares in the Corporation which constitutes one hundred percent (100%) of the issued and currently outstanding shares and Buyer desires to purchase these Shares;

      F. Ellis is the currently elected and acting President of the Corporation;

      G. Corporation desires to pay in full the unpaid principal balance of the Redemption Note in exchange for Seller releasing any and all interest that it may have in the Redeemed Shares pursuant to the terms of the Pledge and Security Agreement dated July 8, 1984.


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      NOW, THEREFORE, in consideration of the above, and of the mutual covenants herein contained and other good and valuable consideration, it is agreed as follows:

      1. SALE OF SHARES. Subject to the provisions of this Agreement, Seller hereby sells, assigns, transfers, and sets over to Buyer its 90,000 shares of the voting common stock of the Corporation, and Buyer hereby purchases and acquires such Shares and agrees to pay in consideration thereof:

            A. For the purchase of the Shares, the sum of $634,400.00, payable to Seller as follows:

                  a. the non-refundable sum of $100,000.00 paid by Buyer to Seller, the receipt of which is hereby acknowledged;

                  b. the sum of $134,400.00 paid in cashiered funds at Closing;

                  c. Buyer, Frank J. Amedia and George S. Hofmeister shall sign and deliver to Seller an Unsecured Promissory Note for the principal sum of $400,000.00 [the "Seller's Note"]; and

                  d. any loan proceeds in excess of $1,515,000.00 and in excess of the loan proceeds necessary for operating the business of the Corporation shall be paid to Seller, which, in turn, will reduce the principal sum of the Seller's Note; and

            B. At Closing, Buyer shall cause sufficient monies to be deposited into the account of the Corporation, so that immediately following Closing, the Corporation shall (i) pay Seller the sum of $1,215,700.00 as payment in full of the Redemption Note, (ii) pay to Benny J. Ellis the sum of $25,100.00 [and deliver an Unsecured Promissory Note in the principal sum of $225,000.00 and deliver an additional Unsecured Promissory Note in the principal sum of $100,000.00], (iii) pay Tim Gay & Associates the sum of $62,046.86 as partial payment for its finder's fee [the balance of the finder's fee, to-wit:
$53,753.14, will be evidenced by the Buyer and other's signing an Unsecured Promissory Note (the "Fee Note")], and (iv) pay to IRA Account No. OPX-R38129 [for benefit of Vikki K. Beery] and IRA Account No. OPX-R26279 [for benefit of Mel L. Beery] collectively the principal sum of $30,000.00 plus accrued interest from November 1, 1996 through March 15, 1997, at 6% per annum, for payment in full of those certain Promissory Notes dated November 1, 1994 between the Corporation, as maker, and the aforementioned IRA Accounts, as payees.

            C. At Closing, Seller shall, pursuant to the terms of that certain letter agreement dated November 5, 1996, and approved November 7, 1996, between Seller and Benny J. Ellis, pay Benny J. Ellis the sum of $100,000.00.

            D. The terms of the Seller's Note shall provide that interest will accrue at the rate of ten percent (10%) per annum; that interest will be paid monthly; that the unpaid principal balance and any accrued interest will be due and owing on March 15, 1998 or upon Forte Computer Easy, Inc. completing its secondary offering, whichever event shall first occur; that


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there will be no renewal of the Seller's Note; that as long as Seller's Note remains unpaid, neither Buyer nor any other affiliate or related entity will withdraw and/or declare any dividends, distributions or other profits from the Corporation.

            E. The Fee Note referred to herein will be understood to mean that certain Unsecured Promissory Note executed by Buyer, Frank J. Amedia and George
S. Hofmeister, in favor of Tim Gay & Associates for the principal sum of $53,753.14. The terms of the Fee Note will provide that interest will accrue at the rate of ten percent (10%) per annum; that interest will be paid monthly; that the unpaid principal balance and any accrued interest will be due and owing on March 15, 1998 or upon Forte Computer Easy, Inc. completing its secondary offering, whichever event shall first occur.

      2. BUYER'S ACKNOWLEDGMENT. Buyer acknowledges that the Shares purchased herein are not and will not be registered under the Securities Act of 1933 nor under any applicable state securities law, and that the Corporation does not file any periodic reports with the Security and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

      3. REPRESENTATIONS AND WARRANTIES.

            A. Seller represents and warrants to Buyer as follows:

                  a. The Egly Family Trust U/A dated May 31, 1977, is a duly organized, validly existing Trust and Marcella M. Egly Turner is the duly acting and lawful sole Trustee of Seller. Seller's execution of this Share Purchase Agreement is duly authorized and does not and will not violate any contractual or other legal obligations or restraints upon Seller. This Share Purchase Agreement and all instruments delivered by Seller pursuant to this Agreement will be legal, valid, and binding obligations of Seller enforceable in accordance with the provisions of this Agreement.

                  b. There are no warrants, option rights, and debentures, or accumulated or declared dividends presently outstanding as to Seller's Shares.

                  c. The authorized, issued, and presently outstanding shares of stock of the Corporation is 90,000 voting common shares; other than Seller, there is no other shareholder of shares of stock of the Corporation [except for the Redeemed Shares].

                  d. Seller is the sole owner of, free and clear of any liens, claims, encumbrances, and charges, and has full power and authority to sell and transfer to Buyer Seller's Shares of voting common stock of the Corporation. None of the Shares are subject to any voting trust or voting agreement, nor is there any proxy in existence with respect to any of such Shares.

                  e. The sale of the Seller's Shares, pursuant to this Share Purchase Agreement, is an isolated transaction by Seller, who does not intend to make any other


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      sale and who has not made any sale or purchase of such stock within the past twenty-four (24) months.

                  f. No representation or warranty by Seller in this Share Purchase Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not materially misleading.

            B. Buyer represents and warrants to Seller as follows:

                  a. Buyer is a corporation duly organized, existing and in good standing in and authorized to transact business in the State of Utah, and is fully authorized to enter into and execute this Share Purchase Agreement and perform its obligations hereunder.

                  b. The entering into this Share Purchase Agreement by Buyer constitutes a valid and binding obligation of Buyer enforceable in accordance with the provisions of this Agreement and will not violate any other instrument or agreement to which Buyer is bound.

                  c. Seller has permitted Buyer and Buyer's representatives full access to the Corporation's books, contracts, accounts and records and have furnished Buyer with all information that it has requested concerning the Corporation's affairs.

                  d. Buyer has been provided the opportunity to review the business affairs of the Corporation and Buyer represents and warrants that it is buying the Shares of stock from Seller being aware of the financial and business affairs of the Corporation and its current financial condition and further agrees to indemnify and save Seller harmless from any product warranties/liabilities of the Corporation.

            C. Corporation represents and warrants to Buyer as follows:

                  a. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and is in good standing under the laws of each jurisdiction material to the operation of the Corporation. The Corporation has all the requisite corporate power and authority to own, lease, and operate its assets and to carry on the business as it now is being conducted. The Corporation has delivered to Buyer a true, correct and complete copy of its Articles of Incorporation, Bylaws, and Certificate of Good Standing.

                  b. The authorized capital stock of the Corporation consists of 1,000,000 voting common shares and 2,000,000 preference shares, of which 90,000 voting common shares are issued and outstanding. On the date of this Agreement, the 90,000 voting common shares are the only shares of capital stock of the Corporation which are issued and outstanding. There are no existing options, warrants, calls or commitments of any character relating to the Corporation's authorized but unissued


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      treasury or outstanding common shares, preferred shares, or any other class of capital stock of the Corporation, nor are there outstanding securities convertible into or exchangeable for common shares, preferred shares or any other class of capital stock of the Corporation, nor are there outstanding securities convertible into or exchangeable for common shares, preferred shares or any other class of capital of the Corporation, and there are no rights or privileges capable of becoming an option or agreement for the purchase of the Shares or other assets of the Corporation. All of the Shares were validly issued as fully paid, and non-assessable. Seller is the recorded and beneficial owner of the Shares and has good and marketable title thereto, free and clear of all liens, claims, pledges, restrictions (including the provisions of any so-called "buy-sell", "cross-purchase", or "stock redemption" agreement which may previously have been applicable to any of the Shares), encumbrances, rights of third parties, or other interest of any kind or character.

                  c. The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated by this Agreement and the other agreements and documents described in this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Corporation.

                  d. All consents and approvals of third parties and governmental authorities required in connection with the execution by the Corporation of this Agreement have been obtained, and the execution and delivery of this Agreement, and the consummation of the transaction contemplated by this Agreement will not cause or give any person ground to cause (with or without motive or the passage of time) the maturity of any liability or obligation of the Corporation to be accelerated or increased.

                  e. The Financial Statements of the Corporation have been prepared by the Corporation from the books and records of the Corporation and, in the opinion of the management of the Corporation, fairly present the financial position of the Corporation as of the respective dates thereof, and fairly present the results of operations of the Corporation for the accounting periods then ended. The Corporation has no material liabilities or obligations, fixed, contingent, accrued, or otherwise, which are not reflected in the financial statements (other than normal, recurring year-end adjustments in accordance with past practices), except for liabilities or obligations incurred since January 1, 1997, in the ordinary and normal course of the Business operated by the Corporation consistent with prior practices.

                  f. The Corporation has prepared and filed, or will prepare and file, on time with all appropriate governmental authorities all tax returns and other documents that are required to be filed in respect of any Taxes (as defined below) for all fiscal periods ending on or prior to the Closing, and all such returns or other documents are correct and complete in all material aspects.

                  The Corporation will have paid in full or reserved for payment all Taxes due on or before the Closing and, in the case of Taxes accruing on or before the Closing


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      that are not due on or before the closing date, the Corporation will have made adequate provision in its books and records and financial statements for such payment(s).

                  The Corporation has withheld from each payment made to any of its present or former employees, officers, and directors all amounts required by law and/or applicable rules and regulations to be withheld or remitted and will continue to do so until the Closing and, furthermore, has remitted such amounts within the applicable periods to the appropriate governmental authorities. The Corporation has remitted all pension plan contributions, unemployment insurance premiums, employer health taxes and other Taxes due and payable by it in respect of its employees, and has or will have remitted such amounts to the appropriate governmental authorities within the time required under the applicable rules and regulations. The Corporation has charged, collected, and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply, or delivery whatsoever made by the Corporation.

                  There are no assessments or reassessments of the Corporation's Taxes that have been issued and are outstanding. No governmental authority has challenged or disputed the Taxes paid or payable by the Corporation or any returns, filings, or other reports filed by the Corporation under any statute providing for Taxes. The Corporation has not received any indication from any governmental authority that an assessment or reassessment for additional amounts of Taxes in respect of the Corporation is proposed. The Corporation has not executed or filed any agreement extending the period for assessment, reassessment, or collection of any Taxes.

                  For the purposes of this paragraph, "Tax" or "Taxes" means all taxes, charges, levies, and other assessments including, but not limited to, all income, sales, goods and services, value added, capital, capital gains, alternative, transfer, profits, withholding, payroll, employer health, excise, and real property taxes, and any other nature of a tax including pension plan contributions, unemployment insurance payments and workers' compensation premiums, together with any installments with respect thereto, and any interest, fines, and penalties imposed by any governmental authority (including Federal, state, and municipal governmental authorities), and whether disputed or not.

                  g. Since February 28, 1997, the Business has been conducted only in the ordinary course and the Corporation has not:

                             i. Incurred any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, except liabilities incurred in the ordinary course of the Business.

                             ii. Other than any bonus to Benny J. Ellis, discharged or satisfied any material lien, charge, or encumbrance, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than current obligations or liabilities incurred in the ordinary course of the Business or which are not material to the Corporation or the Business, taken as a whole.


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                             iii. Mortgaged, pledged, or subjected to lien,
      charge, security interest, or any other encumbrance or restriction any of its assets.

                             iv. Sold, transferred, leased to others, or otherwise disposed of its assets, except for inventory sold in the ordinary course of the Business.

                             v. Canceled or compromised any material debt or claim, or waived or released any right of substantial value.

                             vi. Received any written notice of termination of any contract, lease, or other agreement (excluding purchase orders) or suffered any damage, destruction, or loss (whether or not covered by insurance) which, in the aggregate, has had a material adverse effect on the Corporation or the Business, taken as a whole.

                             vii. Had any actual or overtly threatened employee strikes, work stoppages, slow downs or lock outs, or had any material adverse change in its relationship with any of its employees, salesmen, distributors, or independent contractors.

                             viii. Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, service mark, trade name, or invention, or modified any existing rights with respect thereto.

                             ix. Made any material change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed to pay any bonus, extra compensation, pension, severance or vacation pay, to any shareholder, director, officer, employee, salesman, or distributor other than regularly scheduled increases about which Buyer had received prior notice and no such increases or changed have been authorized but not implemented.

                             x. Changed its accounting methods or practices (including, but not limited to, changes in depreciation or amortization policies or rates).

                             xi. Instituted, settled, or agreed to settle any litigation, action, proceeding, or arbitration except for settlements of, or agreements to settle, labor grievances pursuant to which no material obligation or liability was incurred.

                             xii. Failed to replenish its inventories or supplies in a normal and customary manner or made any purchase commitment other than in the ordinary course of the Business.

                             xiii. Entered into any material transaction, contract, or commitment other than in the ordinary course of the Business.


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                             xiv. Suffered any material adverse change in its
      financial condition, its assets (including its account balances of cash and cash equivalents), the Business, or any of its known potential new business opportunities.

                             xv. Entered into any agreement, made any commitment, or otherwise modified in any material respect its historical policy or practices for the payment of its accounts payable.

                  h. The Corporation further represents:

                             i. It is not in default or violation in any material respect under (i) any contract, agreement, lease, consent order, or other commitment of the Corporation or by which it or its assets or properties is bound, or (ii) any law, including securities laws, rules, regulations, writs, injunctions, orders, or decrees of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality.

                             ii. It has no actual notice that any other party to any contract, agreement, lease, consent order, or other commitment of the Corporation is in default thereunder.

                             iii. All contracts, agreements, leases, consent orders, or other commitments of the Corporation were lawfully granted by the Corporation and are in full force and effect.

                             iv. There are no actions, suits, claims, investigations, legal, arbitration, or administrative proceedings in progress, pending, or, to the best knowledge of the Corporation, threatened against the Corporation, its officers and/or directors, except that on or about January 14, 1997, Benny J. Ellis, as President of the Corporation, was served with a copy of a Summons and First Amended Complaint in Case No. BC-142865 in West District Superior Court, State of California, captioned Jonathan Elias v. Navy Street Partnership et al., and was served with a copy of a Summons and First Amended Complaint in Case No. BC-036823 in West District Superior Court, State of California, captioned Arturo Sneider, et ux. v. Navy Street Partnership et al., and related documents, all of which have been provided to Buyer.

                             v. It has not received any actual notice of any legal action, suit, or legal proceeding which has been instituted or, to the best knowledge of the Corporation, is threatened (i) to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement, or (ii) which may require the expenditure of money to carry on the Business as currently conducted.

                  i. All accounts receivable and notes receivable as of the date of this Agreement constitute, and as of the Closing Date will constitute, valid claims which arose in the ordinary course of the Business and are good and collectible in accordance with their terms.


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                  j. The Corporation possesses all material franchises,
      licenses, permits certificates, approvals, and other authorizations (the "Permits") and has made all registrations necessary to own or lease and operate its assets and to conduct the Business as presently conducted. The Corporation has fulfilled and performed its obligations under each of the Permits in all material respects, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would permit revocation or termination of any of the Permits. No notice of cancellation, of default, or of any dispute concerning any of the Permits, or of any event, condition, or state of facts described in the preceding sentence, has been received by the Corporation. Each of the Permits is valid, subsisting, and in full force and effect and, upon completion of the transactions contemplated by this Agreement, each of the Permits will continue in full force and effect in each case without (i) the occurrence of any breach, default, or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filing with, any governmental body, regulatory commission, or other person or entity (other than notification).

                  k. The Corporation has not received any notice that there is any litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending or, to the best knowledge of the Corporation, threatened against the Corporation or affecting its assets or the Business by any person or before any tribunal or governmental authority, and there are no facts known to the Corporation that might reasonably be expected to result in any such litigation, suit, proceeding, actions, claim or investigation. Neither the Corporation nor the Business is subject to or in default with respect to any presently existing notice, order, writ, injunction, or decree of any tribunal or governmental authority. There has not been any product liability claims made against the Corporation or in respect of any products sold by the Corporation during the four (4) years prior to the date of this Agreement.

                  l. The Corporation has not declared, set aside, paid dividends, or made or agreed to make any other distributions to its shareholders, or effected or agreed to effect any direct or indirect reduction of capital, redemption, purchase, or other acquisition by it of its issued shares.

                  m. The Corporation does not maintain any other businesses or operations other than the Business.

      4. INDEMNIFICATION AND REMEDIES FOR BREACH OF WARRANTY.

            A. Subject to the above provisions, Seller agrees to indemnify, defend and hold and save Buyer free and harmless from any and all claims, demands, suits, causes of action, lawsuits, liability, costs of any kind or description (including reasonable attorney's fees) for or in connection with, resulting from or on account of the breach of any representations and warranties of Seller set forth herein which produce:


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                  a. Liability of the Corporation or Buyer of any nature
      whatsoever, whether accrued, absolute, contingent or otherwise, existing at Closing to the extent not reflected or reserved against herein.

                  b. Any loss, damage, diminution in value or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of the Seller under this Share Purchase Agreement.

                  c. All actions, suits, proceedings, demands, assessments, judgments, costs, and reasonable expenses with respect to any of the foregoing.

                  d. Buyer and other parties to this Agreement agree that Benny
      J. Ellis shall not be liable pursuant to this Agreement or otherwise for any obligation to any party which he has not specifically assumed in this Agreement including, but not limited to, any obligation of the Corporation on whose behalf he has executed this Agreement or arising from the breach of any representation or warranty contained herein.

            B. Benny J. Ellis hereby expressly releases and forever discharges the Seller and the Corporation, their respective agents, employees, successors and assigns of and from any and all actions, causes of action, suits, agreements, promises, damages, costs, expenses, attorneys' fees, obligations, claims and demands whatsoever, that his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have, for whatever reason or as a result of, by reason of, or in connection with any matter, cause, event, occasion, transaction, relationship, or thing whatsoever (whether known or unknown and whether presently asserted) which has arisen or which may hereafter arise, including, but without limitation, in connection with paragraphs 9 and 10(c) of that certain Employment Agreement between the Corporation and Benny J. Ellis dated November 1, 1994, and paragraph 18 of that certain Lease Agreement between the Corporation and Benny J. Ellis and Linda M. Ellis, husband and wife, dated November 16, 1994. The Corporation hereby expressly releases and forever discharges Benny J. Ellis and Linda M. Ellis from any obligation, action, claim or demands in connection with paragraph 18 of that certain Lease Agreement between the Corporation and Benny J. Ellis and Linda M. Ellis, husband and wife, dated November 16, 1994.

      5. EXAMINATION OF BOOKS AND RECORDS. The assets, liabilities and shareholders' equity of the Corporation are shown on the financial statements thereof, and Buyer warrants that it has inspected the financial statements of the Corporation for the period ending January 31, 1997, and has been given an opportunity to inspect the books and records of the Corporation.

      6. CLOSING. The consummation of the sale of the Shares of stock (herein called the "Closing") shall occur at the offices of Tim Gay & Associates, 3200 North Central Avenue, Suite 700, Phoenix, Arizona 85012, on the 14th day of March, 1997, or at such other place and time mutually agreeable to the parties. At the Closing, Seller will cause to be delivered to Buyer the certificate of stock representing Seller's one hundred percent (100%) ownership of the Corporation.


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      7. SURVIVAL OF WARRANTIES. All of the representations, warranties, covenants, and agreements contained in this Agreement, and in any documents, certificates, or other instruments delivered by or on behalf of the Seller, pursuant hereto or in connection with the transaction contemplated hereto, are true now, will be true at the Closing, and will survive the Closing regardless of any investigation made by or on behalf of Buyer.

      8. MODIFICATION OR WAIVER. No modification of this Agreement shall be deemed effective unless in writing and signed by the parties hereto, and any waiver granted shall not be deemed effective unless in writing, executed by the parties against whom enforcement of the waiver is sought.

      9. OPINIONS OF COUNSEL. At the Closing, the respective counsel of each party shall deliver an opinion to the other party, as follows:

            A. Counsel for Seller and the Corporation shall deliver to Buyer an opinion to the following effect:

                  a. Seller is a duly organized, validly existing Trust and duly authorized and empowered to execute, deliver and perform the terms of this Agreement and the related agreements and documents referred to or contemplated herein.

                  b. Corporation is an Arizona corporation in good standing is duly authorized, validly existing and empowered to execute, deliver and perform the terms of this Agreement as required by the Corporation and the related agreements and documents referred to or contemplated herein.

                  c. The execution, delivery and performance of this Agreement by the Trust and/or the Corporation and the related agreements and documents referred to or contemplated herein will not result in the breach or default under any decree, agreement or indenture, lease or other instrument binding upon Seller and/or the Corporation, and no consent, approval or authorization of, or notification or filing with any governmental authority is required in connection with the execution, delivery and performance of this Agreement and related agreements and documents referred to or contemplated herein.

            B. Counsel for Buyer shall deliver to Seller an opinion to the following effect:

                  a. Buyer is a Delaware corporation in good standing and Buyer is duly authorized, validly existing and empowered to execute, deliver and perform the terms of this Agreement and the related agreements and documents referred to or contemplated herein. Buyer's directors have properly authorized the Share Purchase Agreement and the purchase of Seller's Shares.

                  b. The execution, delivery and performance of this Agreement and the related agreements and documents referred to or contemplated herein will not result in the breach or default under any decree, agreement or indenture, lease or other instrument binding upon Buyer, and no consent, approval or authorization of, or notification or


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      filing with any governmental authority is required in connection with the execution, delivery and performance of this Agreement and related agreements and documents referred to or contemplated herein, nor as a condition of its acquisition of the Shares pursuant hereto.

      10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller hereunder are, at the option of Seller, subject to compliance with each of the following conditions, at or prior to the Closing:

            A. All representations and warranties of Buyer shall be true and correct in all material respects on and as of the Closing as though made on and as of the Closing.

            B. All of the terms, covenants and conditions to be complied with and performed by Buyer on or before the Closing shall have been duly complied with and performed in all material respects.

            C. Buyer shall deliver to Seller all funds required to be paid to Seller under this Agreement and shall have deposited into an account in the Corporation's name all funds required to be deposited under this Agreement.

            D. Buyer shall sign and deliver to Seller the original of the Seller's Note.

            E. Buyer shall sign and deliver to Tim Gay & Associates the original of the Fee Note.

            F. Buyer shall have delivered to Seller certified copies of resolutions of its Board of Directors duly authorizing the execution, delivery and performance of this Agreement and shall have delivered all the documents to be delivered by Buyer at the Closing, as reasonably requested by Seller.

            G. Buyer shall have delivered to Seller an opinion of Buyer's counsel in form reasonably satisfactory to Seller, in compliance with the provisions of paragraphs 9.B.a. and 9.B.b. hereof.

      11. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer hereunder are, at the option of Buyer, subject to compliance with each of the following conditions, at or prior to the Closing:

            A. All representations and warranties of Seller shall be true and correct in all material respects on and as of the Closing as though made on and as of the Closing.

            B. All of the terms, covenants and conditions to be complied with and performed by Seller and the Corporation on or before the Closing shall have been duly complied with and performed in all material respects.


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



            C. Seller shall have delivered to Buyer the corporate record book and all stock certificates evidencing the Shares as required to be delivered to Buyer under this Agreement, duly endorsed for transfer, and all other documents reasonably requested by Buyer from Seller and the Corporation.

            D. Seller and the Corporation shall have delivered to Buyer an opinion of counsel of Seller and the Corporation in form reasonably satisfactory to Buyer, in compliance with the provisions of paragraphs 9.A.a., 9.A.b. and 9.A.c. hereof.

            E. Seller shall execute a Non-Competition Agreement in form and substance satisfactory to Buyer.

      12. ARBITRATION. In the event any controversy or dispute arises out of or relating to this Agreement or the breach hereof, each party shall name an arbitrator within ten (10) days after either party notifies the other in writing that there is such a dispute or controversy existing and the two (2) arbitrators shall name a third arbitrator. If either party fails to select an arbitrator within ten (10) days as required herein, or if the two (2) arbitrators fail to select a third arbitrator within ten (10) days after both have been appointed, then the Presiding Judge of the Superior Court of Maricopa County, Arizona, shall appoint such other arbitrator or arbitrators. The arbitrators shall conduct all proceedings pursuant to Arizona Revised Statutes, Section 12-1501 through Section 12-1517, and under the auspices of the Rules of the American Arbitration Association governing commercial transactions then existing, to the extent that such Rules are not inconsistent with said Statutes and this Agreement. Judgment upon the award rendered under arbitration may be entered in any court having jurisdiction. The cost of the arbitration procedure shall be borne as determined by such arbitration proceeding. The parties agree that the arbitration procedure provided herein shall be the sole and exclusive remedy to resolve any controversy or dispute arising hereunder, and that the proper venue for such arbitration proceeding shall be Maricopa County, Arizona.

      13. NOTICES. All notices or other communications required or provided to be sent by any party hereto shall be in writing and shall be deemed to have been given upon personal delivery or upon receipt after having been mailed first class, registered, or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other addresses as the parties may specify in writing from time to time:

            If to Corporation:          Western Insulated Glass Co.
                                        Attn: Benny J. Ellis, President
                                        5621 S. 25th Street
                                        Phoenix, AZ 85040

            with duplicate copies to:   Marcella M. Egly Turner, Trustee
                                        7051 N. 23rd Place
                                        Phoenix, AZ 85020


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



            If to Seller:               Marcella M. Egly Turner, Trustee
                                        7051 N. 23rd Place
                                        Phoenix, AZ 85020

            with duplicate copies to:   William F. Bennett
                                        Bennett, Burke & Carmichael, L.L.P.
                                        6991 E. Camelback Rd., Suite B-111
                                        Scottsdale, AZ 85251

            If to Buyer:                Forte Computer Easy, Inc.
                                        Attn:  George S. Hofmeister, Chairman
                                        100 S. Broadway Ave.
                                        Salem, OH 44460

            with duplicate copies to:   James E. Phillips
                                        Forte Computer Easy, Inc.
                                        812 Huron Road, Suite 880
                                        Cleveland, OH 44115

            If to Ellis:                Benny J. Ellis
                                        637 Leah Lane
                                        Gilbert, AZ 85234

      14. ENTIRE AGREEMENT. This Agreement and the related documents referred to herein constitutes the entire agreement between the parties. All terms and conditions contained in any other writings previously executed by the parties (except those executed contemporaneously herewith and signed by all parties) and the sale of the Shares purchased herein shall be deemed to be merged herein and superseded hereby.

      15. MODIFICATION. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

      16. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

      17. ATTORNEY FEES. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party's attorney's fees.

      18. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the


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



event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

      19. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the respective parties hereto.

      20. APPLICABLE LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Arizona.

      21. DESCRIPTIVE HEADINGS. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not be used to explain, control, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first above written.

                              EGLY FAMILY TRUST U/A MAY 31, 1977
                              "Seller"


                              By:_______________________________________________
                                    Marcella M. Egly Turner,
                                    Sole Trustee


                              FORTE COMPUTER EASY, INC.
                              a Utah corporation
                              "Buyer"


                              By:_______________________________________________
                                    Frank J. Amedia, President


                              WESTERN INSULATED GLASS, CO.,
                              an Arizona corporation
                              "Corporation"


                              By:_______________________________________________
                                    Benny J. Ellis, President

                              _______________________________________________
                              BENNY J. ELLIS, Individually


                                       16